Exhibit d.2

NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND

SECOND AMENDED AND RESTATED

ESTABLISHMENT AND DESIGNATION OF CLASSES

The undersigned, does hereby certify as follows:

Whereas, a majority of the Trustees of Nuveen Enhanced High Yield Municipal Bond Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Sections 1 and 2 of Article IV of the Declaration of Trust dated May 22, 2019, as amended (the “Declaration”), have heretofore designated an unlimited number of Institutional Class Common Shares of beneficial interest in the Trust, as set forth in the Establishment and Designation of Class attached as Appendix A to the Declaration;

Whereas, at a meeting held on February 23-25, 2021 the Trustees of the Trust changed the name of the Fund’s Institutional Class Common Shares to “Class I Common Shares” and authorized the establishment and designation of a new class of Common Shares of the Trust, Class A Common Shares, in each case effective as of February 23, 2021;

Whereas, at a meeting held on May 23-25, 2022 the Trustees of the Trust changed the name of the Fund’s Class A Common Shares to “Class A1 Common Shares” and authorized the establishment and designation of a new class of Common Shares of the Trust, Class A2 Common Shares, in each case effective as of May 25, 2022 (each of the Class A1 Common Shares, Class A2 Common Shares and Class I Common Shares are referred to herein as a “Class,” and collectively, as the “Classes”);

Following the actions referenced above, the following Classes of the Trust have been established:

Class I Common Shares, Class A1 Common Shares and Class A2 Common Shares with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below;

1.     Each share of each Class shall be entitled to all the rights and preferences accorded to shares of beneficial interest (each, a “Share” and collectively the “Shares”) under the Declaration.

2.     The number of Shares of each Class designated shall be unlimited.

3.     With respect to Shares of each Class, the purchase price, the method of determination of the net asset value, the price, terms and manner of share repurchase, the fees and expenses, the qualifications for ownership, if any, the minimum purchase amounts, if any, the minimum account size, if any, any conversion or exchange feature or privilege, the relative dividend rights of the holders, and any other relative rights, preferences, privileges, limitations, restrictions and other relative terms of the Shares shall be established by the Trustees of the Trust in accordance with the Declaration and shall be set forth in the current prospectus and statement of additional information of the Trust (or any series thereof) contained in the Trust’s registration statement under the Securities Act of 1933, as amended (the “Prospectus”).

4.     Subject to the applicable provisions of the 1940 Act, the Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of the Shares of a Class, divide or combine the issued or unissued Shares of a Class into a greater or lesser number; classify or reclassify any issued or unissued Shares of a Class into one or more other Classes; combine two or more Classes into a single Class of Common Shares; in each case without any action or consent of the shareholders.

5.     Each Share of a Class shall bear the expenses of payments under any distribution and service agreements entered into by or on behalf of the Trust with respect to that Class, and any other expenses that are properly allocated to such Class in accordance with the Investment Company Act of 1940, or any rule or order issued thereunder and applicable to the Trust (the “1940 Act”).

6.     As to any matter on which shareholders are entitled to vote, Shares of the Trust shall vote together as a single class; provided however, that notwithstanding the provisions of Section 4 of Article IX of the Declaration to the contrary, (a) as to any matter with respect to which a separate vote of any Class is required by the 1940 Act or is required by a separate agreement applicable to such Class, such requirements as to a separate vote by the Class shall apply, (b) except as required by (a) above, to the extent that a matter affects more than one Class and the interests of two or more Classes in the matter are not materially different, then the Shares of such Classes whose interests in the matter are not materially different shall vote together as a single Class, but to the extent that a matter affects more than one Class and the interests of a Class in the matter are materially different from that of each other Class, then the Shares of such Class shall vote as a separate class; and (c) except as required by (a) above or as otherwise required by the 1940 Act, as to any matter which does not affect the interests of a particular Class, only the holders of Shares of the one or more affected Classes shall be entitled to vote.

7.     The designation of Classes hereby shall not impair the power of the Trustees from time to time to designate additional classes of Shares of the Trust.

IN WITNESS WHEREOF, the undersigned, being an Assistant Secretary of the Trust, has executed this instrument as of this 8th day of July, 2022.

/s/ Celeste Clayton
Celeste Clayton
Assistant Secretary